Exhibit 10-b(i)

AT&T INC.

HUMAN RESOURCES COMMITTEE

APPROVED RESOLUTION, September 28, 2017

Whereas, AT&T Inc. ("AT&T Inc." or the "Company") has embarked on an operational reorganization that will allow it to compete more effectively across a broad range of communications and entertainment businesses; and
Whereas, it is critical to the Company that John Donovan, Chief Executive Officer, AT&T Communications, LLC, be retained through December 30, 2020;
Now, therefore, be it:
RESOLVED, that the provisions of the 2011 Incentive Plan, the 2016 Incentive Plan and of any successor plan relating to the automatic proration of performance shares upon Termination of Employment, as that term is defined in the 2016 Incentive Plan, shall not apply under the following circumstances:
    1.    The proration shall not apply to the performance shares granted after the date of this resolution to Mr. Donovan if he remains employed through December 30, 2020;

2.    In addition, the existing and future performance shares granted to Donovan shall not be prorated:

(a)	if Mr. Donovan reports to an officer or employee of the Company or any of its affiliates other than the Chief Executive Officer of AT&T Inc.; or

(b)	if the Company creates a higher-level position (e.g., Vice Chairman or Chief Operating Officer of AT&T Inc.) and Mr. Donovan is not placed in that role or an equivalent role; and

RESOLVED FURTHER, that the proper officers of AT&T Inc. are authorized to do or cause to be done any and all such acts and things, and to execute and deliver any and all documents and papers that they may deem necessary, proper or advisable to carry out the foregoing resolutions.